EXHIBIT 99.1

Contact:                                 Contact:
Angie Richards                                Connie Waks
FHLB Des Moines                            FHLB Seattle
515.281.1014                                             206.340.2305
arichards@fhlbdm.com                        cwaks@fhlbsea.com

FHLB Des Moines and FHLB Seattle Announce Merger Discussions

Des Moines and Seattle (July 31, 2014) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) and the Federal Home Loan Bank of Seattle (FHLB Seattle) announced today that they have entered into an exclusivity arrangement regarding a potential merger of the two Banks. A merger would require approval from the Federal Housing Finance Agency, as well as member-owners of FHLB Des Moines and FHLB Seattle.

The combined institution would provide funding solutions for more than 1,500 member financial institutions in 13 states, as well as the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

“Our organizations share similar values, member characteristics and corporate cultures,” said FHLB Des Moines President and Chief Executive Officer Richard Swanson. “We believe that the members of both institutions stand to benefit from the financial strength and geographic reach of a combined institution, which would enable it to better fulfill its mission of funding the housing, economic and business development needs of its members and their communities.”

“The members of FHLB Des Moines and FHLB Seattle would become members of a combined institution that, in our view, would be in a stronger financial position than if both Banks were to remain stand-alone entities. We also believe that the combined Bank would be better able to maintain an appropriate mission focus and strong financial condition in the long run through the challenges of different economic cycles and regional economic conditions,” said Michael Wilson, FHLB Seattle President and Chief Executive Officer.

The combined Bank would retain its unique business model and continue to operate as a member-driven cooperative. “We recognize that our success is directly connected to the success of our members, and we intend to take the necessary steps to protect their cooperative throughout the entire process,” said Swanson. “Both institutions are in a solid financial position and deeply focused on helping members and their communities thrive.”

The two Banks are part of the Federal Home Loan Bank System. Created by Congress in 1932, Federal Home Loan Banks are a strong and reliable source of funds for local lenders to finance housing, community development, jobs and economic growth. There are 12 Federal Home Loan Banks, each of which is a cooperative owned by member financial institutions. FHLB membership is comprised of more than 7,500 financial institutions with representation from every U.S. state and territory, including commercial banks, credit unions, thrifts, insurance companies and community development financial institutions (CDFIs).

A detailed due diligence process is underway as part of the discussions regarding a potential merger. Should the Banks elect to pursue a merger, the combined Bank is currently expected to be headquartered in Des Moines.

About FHLB Des Moines
Headquartered in Des Moines, FHLB Des Moines is a source of funding for nearly 1,200 members in Iowa, Minnesota, Missouri, North Dakota and South Dakota. As of June 30, 2014, FHLB Des Moines had $82.2 billion in assets. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.

About FHLB Seattle
FHLB Seattle is headquartered in Seattle and provides low-cost long- and short-term funding to more than 330 members in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. FHLB Seattle had $36.5 billion in assets as of June 30, 2014. For additional information about FHLB Seattle, please visit www.fhlbsea.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to discussions and activities relating to a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms.  Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including those relating to negotiations, due diligence, decisions, and cooperation regarding a potential merger, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the continued desire of the parties to pursue a merger, the ability of the parties to agree on terms of and complete a transaction, the ability to realize the expected benefits and efficiencies of a merger, receipt of regulatory cooperation and approvals (including those of the FHFA), reactions from and receipt of applicable approvals by member institutions (and potential member institutions), general economic and financial market conditions, and other internal and external factors that may affect the ability to complete or the reasons for a merger. Additional factors are discussed in the Banks’ most recent annual reports on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The Banks do not undertake to update any forward-looking statements made in this announcement.